Exhibit 99.1
NEWS RELEASE

Media Contact:	Investor Contact:
Shannon Lapierre	Rick Costello
860-547-5624	860-547-8480
shannon.lapierre@thehartford.com	richard.costello@thehartford.com
The Hartford Announces Second Quarter 2009 Results
HARTFORD, Conn., July 29, 2009 – The Hartford Financial Services Group, Inc. (NYSE: HIG) today reported second quarter 2009 results. A summary of consolidated financial performance is provided in the following table.

Summary	Quarterly Results
(in millions except per share data)	2Q‘09	2Q‘08	Change
Net income (loss)	$(15)	$543	NM
Net income (loss) available to common shareholders per diluted share	$(0.06)	$1.73	NM
Core earnings*	$622	$696	(11%)
Core earnings available to common shareholders per diluted share*	$1.90	$2.22	(14%)
Assets under management*	$352,074	$416,269	(15%)
Book value per share	$32.20	$55.51	(42%)
Book value per share (ex. AOCI)*	$52.44	$64.68	(19%)

*	Denotes financial measures not calculated based on generally accepted accounting principles (“non-GAAP”). More information is provided in the Discussion of Non-GAAP and Other Financial Measures section below.
The Hartford defines increases or decreases greater than or equal to 200%, or changes from a net gain to a net loss position, or vice versa, as “NM” or not meaningful.

“During the second quarter, The Hartford announced a number of strategic actions to set the company on the right path to deliver value to our shareholders, partners, customers and distributors,” said Ramani Ayer, chairman and chief executive officer of The Hartford. “Our focus now is to leverage our strengths to serve households, businesses and employees by helping to protect their assets and income from risks, and by managing wealth and retirement needs.
“We are seeing important indicators that demonstrate that we are on the right track. In property and casualty’s small commercial segment, new business growth improved monthly throughout the second quarter, and is up 21% month-to-date in July as compared with last July. The second quarter was also marked by significant improvements in global credit and equity markets. With investors returning to the markets, our mutual fund deposits exceeded $3 billion for the first time since the third quarter of 2008. In addition, our unrealized loss position declined as a result of credit spread tightening, which contributed to a 33% increase in book value per share to $32.20 since the end of the first quarter of 2009,” added Ayer.
The Hartford reported a second quarter 2009 net loss of $15 million, or $0.06 per diluted share, compared with second quarter 2008 net income of $543 million, or $1.73 per diluted share. Second quarter 2009 results benefited from a DAC unlock gain of $360 million, after tax, or $1.11 per diluted share, from the impact of rising global equity markets in the second quarter on the company’s quarterly revision of its estimates of future gross profits in its life operations. Estimates of future gross profits are used in the determination of certain asset and liability balances, including deferred acquisition costs (DAC) and benefits, loss and loss adjustment expenses for insurance contracts.
The net realized capital loss for the second quarter of 2009 was $649 million, after tax, primarily due to impairments of $207 million and an approximately $300 million charge related to the company’s obligations to Allianz arising from the June 2009 closing of the company’s investment agreement with the U.S. Treasury. Second quarter 2008 results included a net realized capital loss of $156 million, after tax.
REVIEW OF BUSINESS UNIT RESULTS
Property and Casualty Operations
“Profitability remains strong in our ongoing property and casualty operations, which is particularly noteworthy at this stage in the pricing cycle,” said Ayer. “We continue to win our share of new business in this competitive environment. The relationships we have fostered over the years with our agents and customers, as well as our continued investments in product, service and technology have allowed us to take advantage of the increased insurance shopping in the industry.”
Written premiums for The Hartford’s property and casualty operations in the second quarter were $2.5 billion, down 5% from the second quarter of 2008. This decline was largely due to the effects of weaker economic conditions, including lower payrolls and business closings, as well as the effects of exiting the Florida agency homeowners market and the sale of First State Management Group in March 2009.
Net income from ongoing operations was $222 million for the second quarter of 2009, including the effect of a $43 million net realized capital loss. Net income from ongoing operations in the second quarter of 2008 was $246 million, including the effect of a $34 million net realized capital loss. The second quarter 2009 decrease in net income was primarily driven by lower net investment income, as a result of losses from limited partnerships and other alternative investments and lower yields and reduced asset levels on fixed maturities.

During the second quarter of 2009, the company conducted its annual ground-up review of its asbestos liabilities. The company reported a net loss of $49 million in other operations, primarily due to a net asbestos reserve increase of $90 million, after-tax. The company experienced increases in claim severity, expense and costs associated with litigating asbestos coverage matters. Increases in severity and expense were most prevalent among smaller insureds.
The current accident year combined ratio for ongoing operations in the second quarter of 2009, excluding catastrophes, was 90.4%, compared with 90.7% in the prior-year period. The second quarter of 2009 also benefited from favorable prior accident year net reserve development of $59 million, or 2.4 points, primarily related to general liability and professional liability claims. In addition, current accident year catastrophe losses were $142 million, or 5.8 points, due in part to June windstorms.
Personal Lines
Personal lines written premiums for the second quarter of 2009 grew 2% over the prior-year period to $1.0 billion. Written premiums in the company’s AARP business rose 3% in the second quarter. New business premium was very strong, increasing 44% over the second quarter of 2008, with the number of policies in force up 1%, as the company saw a continued rise in consumer shopping.
The second quarter 2009 current accident year combined ratio, excluding catastrophes, was 89.8%, compared to 88.3% in the prior-year period. The second quarter of 2009 also included 11.2 points of current accident year catastrophes, due in part to June windstorms.
Small Commercial
Written premiums for small commercial were $643 million for the second quarter of 2009, a 5% decline from the year-ago period. The decline in written premium was driven by weaker economic conditions that have resulted in business closings and a decline in average renewal premium due to a reduction in policy endorsements and lower payrolls. Policies in-force at the end of the quarter were up slightly over the end of the second quarter of 2008.
The second quarter 2009 current accident year combined ratio, excluding catastrophes, was 83.4% as compared to 84.9% in the second quarter of 2008. The second quarter of 2009 also included 3.6 points of current accident year catastrophes and 1.5 points of net unfavorable prior year development.
Middle Market
Written premiums for middle market were $482 million for the second quarter of 2009, a decline of 9% compared with the year-ago period. Written premiums decreased due to a combination of generally weaker economic conditions and the company’s continued disciplined approach to evaluating and pricing risks and targeting profitable growth opportunities. Workers’ compensation new business was up 41% in the second quarter of 2009 on a year-over-year basis.
The second quarter 2009 current accident year combined ratio, excluding catastrophes, was 92.1%, compared with 97.4% in the prior-year period. The second quarter of 2009 also included 1.6 points of current accident year catastrophes and 4.2 points of net favorable prior year development, primarily related to general liability claims.
Specialty Commercial
In specialty commercial, written premiums for the second quarter of 2009 were $292 million, down 16% from the prior-year period. The decline was largely due to disciplined pricing in a competitive environment, as well as the impact of ratings downgrades on sales of the company’s professional liability, fidelity and surety products. In addition, the year-over-year comparison was negatively affected by the company’s sale of First State Management Group in the first quarter of 2009.
The second quarter 2009 current accident year combined ratio, excluding catastrophes, was 103.4% as compared with 97.9% in the second quarter of 2008, primarily due to a $23 million increase in taxes, licenses and fees due to a $17 million reserve strengthening for other state funds and taxes and a $6 million increase in the assessment for a second injury fund. The second quarter of 2009 also included 0.3 points of current accident year catastrophes and 15.0 points of net favorable prior year development, primarily due to improving D&O claim severity for the 2003 to 2007 accident years.

Life Operations
“During the quarter, we took the first of a series of significant steps to realign our life businesses with our go-forward strategy and we are aggressively continuing down this path. As part of this effort, we have taken actions which will reduce our run-rate of expenses by approximately 18% by year end. In addition, we are working toward the anticipated fall 2009 launch of our new U.S. variable product and we are repositioning the life company for the future,” said Ayer.
Life operations assets under management were $301.7 billion at the end of the second quarter of 2009, down 17% from $362.5 billion as of June 30, 2008. The decrease was largely due to equity market declines over the last 12 months, with the S&P 500 down 28% since June 30, 2008. Life reported net income of $176 million in the second quarter of 2009, compared with net income of $334 million in the year-ago period.
The second quarter of 2009 included a $360 million after-tax benefit related to the DAC unlock and a $327 million net realized capital loss. The second quarter of 2008 included a $120 million net realized capital loss.
Life operations also reported a $54 million after-tax restructuring charge in the second quarter of 2009 related to the restructuring of the global variable annuity business.
INDIVIDUAL MARKETS
Retail Products Group
Total retail products assets under management were $123.3 billion at June 30, 2009, compared with $165.8 billion at June 30, 2008, primarily as a result of equity market declines over the last 12 months. Net income for the second quarter of 2009 was $192 million, and included a $253 million benefit related to the DAC unlock, as well as a net realized capital loss of $123 million. This compares with second quarter 2008 net income of $170 million, which included a net realized capital loss of $32 million.
Variable annuity deposits for the quarter were $701 million, compared to $2.2 billion in the prior-year period and essentially even with the first quarter of 2009. The year-over-year decline was due to volatile equity markets and the company’s product feature changes. Second quarter 2009 variable annuity net outflows were $1.6 billion, about equal to the prior-year period and 19% lower than the first quarter of 2009.
Mutual fund deposits were $3.1 billion in the second quarter of 2009, compared with $4.0 billion in the prior-year period, but up 37% from the first quarter of this year. Strong mutual fund performance in the second quarter contributed to sales, with 63% of The Hartford’s retail mutual funds outperforming their Lipper peers in the second quarter of 2009. Net sales were $1.1 billion in the second quarter of 2009, a decrease of $774 million from the prior-year period, but a $1.6 billion improvement from the first quarter of 2009.
Individual Life
Second quarter 2009 sales for individual life were $45 million, down from $70 million in the prior-year period due to equity market volatility and disruption in the wirehouse and bank distribution channels. Sales for the second quarter 2009 were up 22% over the first quarter of this year. Life insurance in-force rose 6% over the prior-year period, primarily driven by a 17% increase in term life insurance, as customer demand shifted to fixed products.
Individual life reported net income of $16 million for the second quarter of 2009, including a net realized capital loss of $27 million. Second quarter of 2009 net income benefited from favorable mortality experience. Net income for the second quarter of 2008 was $30 million, which included a net realized capital loss of $13 million.

EMPLOYER MARKETS
Retirement Plans
Retirement plans assets under management were $38.8 billion at June 30, 2009, compared with $46.9 billion at the end of the second quarter of 2008, due primarily to equity market declines. Total deposits were $1.8 billion in the second quarter of 2009, compared with $2.4 billion in the prior-year period.
Retirement plans reported a net loss of $40 million for the quarter and a net realized capital loss of $48 million. This compares to net income of $31 million in the prior-year period, which included a net realized capital loss of $3 million.
Group Benefits
Group benefits fully insured sales were $89 million in the second quarter, compared with sales of $135 million in the prior-year period largely due to the economic and competitive environment. Fully insured premiums were $1.1 billion for the second quarter of 2009, down 2% from the prior-year period. The decrease was primarily related to the effects of the economic downturn, with lower payrolls and policyholder redemptions, while persistency remained high. According to LIMRA’s first quarter 2009 report on sales, The Hartford retained its number one ranking in fully insured group disability sales and declined to number four in life sales based on a modest drop in market share.
Group benefits reported net income for the second quarter of 2009 of $14 million, down from $62 million from the prior-year period, primarily driven by unfavorable morbidity in the current-year period, as well as lower net investment income.
INTERNATIONAL MARKETS
As a result of the company’s decision to suspend writing new business in Japan, variable annuity deposits in Japan for the second quarter of 2009 were $100 million, down 88% from the second quarter of 2008. Net outflows for variable annuities were $161 million for the second quarter of 2009.
International operations net income for the second quarter of 2009 was $119 million, including a $104 million benefit related to the DAC unlock and a net realized capital loss of $22 million. Second quarter 2008 net income was $72 million and included a net realized capital gain of $3 million.
INSTITUTIONAL MARKETS
The company continues to pursue strategic alternatives with respect to its institutional markets businesses. Institutional deposits for the second quarter of 2009 were $977 million, compared with $1.4 billion in the prior-year period, with most of the deposits in institutional mutual funds. The overall decline in deposits was primarily driven by the company’s decision not to write guaranteed interest products and by recent ratings downgrades. Institutional reported a second quarter 2009 net loss of $66 million, compared with a net loss of $30 million in the year-ago period, primarily driven by losses from limited partnerships and other alternative investments in the second quarter of 2009.
INVESTMENTS
The Hartford’s total investments, excluding trading securities, were $90.5 billion as of June 30, 2009, compared to $89.3 billion as of December 31, 2008. Net investment income, excluding trading securities, was $1.0 billion, before tax, in the second quarter of 2009, a decline of 17% from the prior-year period. The decline was primarily due to lower yields on fixed maturity investments resulting from the company’s decision to increase its holdings of short-term investments over the prior twelve months, as well as a second quarter 2009 loss from limited partnerships and other alternative investments.
Impairments were $207 million, after tax, in the second quarter of 2009. The majority of impairments represented potential future credit losses on certain structured securities.
Net unrealized losses on investments were $5.9 billion, after tax, as of June 30, 2009, compared with $6.8 billion as of December 31, 2008. The improvement was driven by significant spread tightening across virtually all fixed maturity asset classes in the second quarter of 2009, partially offset by the implementation of new impairment accounting guidance.

The implementation of new impairment accounting guidance resulted in a reversal of $912 million, after tax, of impairments recognized in prior periods that were not credit related. This resulted in an increase to both retained earnings and fixed maturity book values as well as a corresponding increase to gross unrealized losses. The company’s implementation of new fair value accounting guidance in the second quarter did not have a material impact on the valuation of the company’s investment portfolio.
2009 GUIDANCE
Based on the assumptions below, The Hartford currently expects 2009 core earnings per diluted share to be between $0.00 and $0.20. The company’s previous guidance for 2009 core earnings per diluted share was between $0.05 and $0.45. The guidance contained within this news release is subject to unusual or unpredictable benefits or charges that might occur in 2009, as well as factors noted below. Historically, the company has frequently experienced unusual or unpredictable benefits and charges that were not anticipated in previously provided guidance.
This guidance assumes the following:
• U.S. equity markets produce an annualized return of 9.0% (including 7.2% stock appreciation and 1.8% dividends) from the S&P 500 level of 980 on July 28, 2009;
• This guidance incorporates no estimate of the effect of future quarterly unlocks of the account values and related assumptions underlying the company’s estimate of future gross profits used in the determination of certain asset and liability balances, principally life deferred acquisition costs (DAC);
• A third quarter 2009 restructuring charge of $35-$45 million, after tax, in Life Operations related to the restructuring of the global variable annuity business;
• Preferred dividends and amortization of discount of $132 million on the cumulative perpetual preferred stock issued under the Capital Purchase Program;
• A pre-tax underwriting loss of $160 million from other operations in property and casualty. In the last several years, underwriting losses in other operations have differed materially from the assumptions incorporated in guidance;
• A catastrophe ratio of 3.6% to 4.0%;
• A pre-tax annualized yield on limited partnerships and other alternative investments of (26%); and
• Diluted weighted average shares outstanding of 331 million for full year 2009.
Markets worldwide have experienced persistent volatility and disruption, due largely to the stresses affecting the global financial system, which accelerated significantly in the second half of 2008 and continued in the first half of 2009. The United States, Europe and Japan have entered severe recessions that are likely to persist well into the second half of 2009 and perhaps into 2010, despite governmental intervention in the world’s major economies. The likelihood that the company’s 2009 earnings guidance will turn out to be incorrect is increased by virtue of these conditions. The company’s actual experience in 2009 will almost certainly differ from many of the assumptions described above, and investors should consider the risks and uncertainties that may cause the company’s actual results to differ from the 2009 earnings guidance, including, but not limited to, those set forth in the discussion of forward looking statements at the end of this release and the risk factors included in the company’s quarterly report on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009, and annual report on Form 10-K for the year ended December 31, 2008.

CONFERENCE CALL
The Hartford will discuss its second quarter 2009 results in a conference call on Thursday, July 30 at 8:00 a.m. EDT. The call, along with a slide presentation, can be simultaneously accessed through The Hartford’s Web site at ir.thehartford.com.
More detailed financial information can be found in The Hartford’s Investor Financial Supplement for the second quarter of 2009, which is available on The Hartford’s Web site, ir.thehartford.com.
About The Hartford
Celebrating nearly 200 years, The Hartford (NYSE: HIG) is an insurance-based financial services company that serves households, businesses and employees by helping to protect their assets and income from risks, and by managing wealth and retirement needs. A Fortune 500 company, The Hartford is recognized widely for its service expertise and as one of the world’s most ethical companies. More information on the company and its financial performance is available at www.thehartford.com.
HIG-F
DISCUSSION OF NON-GAAP AND OTHER FINANCIAL MEASURES
The Hartford uses non-GAAP and other financial measures in this press release to assist investors in analyzing the company’s operating performance for the periods presented herein. Because The Hartford’s calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing The Hartford’s non-GAAP and other financial measures to those of other companies.
The Hartford uses the non-GAAP financial measure core earnings (loss) as an important measure of the company’s operating performance. The Hartford believes that the measure core earnings provides investors with a valuable measure of the performance of the company’s ongoing businesses because it reveals trends in the company’s insurance and financial services businesses that may be obscured by the net effect of certain realized capital gains and losses. Some realized capital gains and losses are primarily driven by investment decisions and external economic developments, the nature and timing of which are unrelated to the insurance and underwriting aspects of the company’s business.
Accordingly, core earnings (loss) excludes the effect of all realized gains and losses (net of tax and the effects of deferred policy acquisition costs) that tend to be highly variable from period to period based on capital market conditions. The Hartford believes, however, that some realized capital gains and losses are integrally related to the company’s insurance operations, so core earnings (loss) includes net realized gains and losses such as net periodic settlements on credit derivatives and net periodic settlements on the Japan fixed annuity cross-currency swap. These net realized gains and losses are directly related to an offsetting item included in the statement of operations such as net investment income (loss). Core earnings (loss) is also used by management to assess the company’s operating performance and is one of the measures considered in determining incentive compensation for the company’s managers. Net income (loss) is the most directly comparable GAAP measure. Core earnings (loss) should not be considered as a substitute for net income (loss) and does not reflect the overall profitability of the company’s business. Therefore, The Hartford believes that it is useful for investors to evaluate both net income (loss) and core earnings (loss) when reviewing the company’s performance. A reconciliation of net income (loss) to core earnings for the three and six months ended June 30, 2008 and 2009 is set forth in the results by segment table. The 2009 earnings guidance presented in this release is based in part on core earnings (loss). A quantitative reconciliation of The Hartford’s net income (loss) to core earnings (loss) is not calculable on a forward-looking basis because it is not possible to provide a reliable forecast of realized capital gains and losses, which typically vary substantially from period to period.

Core earnings (loss) per share is calculated based on the non-GAAP financial measure core earnings (loss). The Hartford believes that the measure core earnings (loss) per share provides investors with a valuable measure of the company’s operating performance for many of the same reasons applicable to its underlying measure, core earnings (loss). Net income (loss) per share is the most directly comparable GAAP measure. Core earnings (loss) per share should not be considered as a substitute for net income (loss) per share and does not reflect the overall profitability of the company’s business. Therefore, The Hartford believes that it is useful for investors to evaluate both net income (loss) per share and core earnings (loss) per share when reviewing the company’s performance. A reconciliation of net income (loss) per share to core earnings (loss) per share for the three and six months ended June 30, 2008 and 2009 is set forth on pages C-3 and C-4 of The Hartford’s Investor Financial Supplement for the second quarter of 2009.
Written premium is a statutory accounting financial measure used by The Hartford as an important indicator of the operating performance of the company’s property and casualty operations. Because written premium represents the amount of premium charged for policies issued, net of reinsurance, during a fiscal period, The Hartford believes it is useful to investors because it reflects current trends in The Hartford’s sale of property and casualty insurance products. Earned premium, the most directly comparable GAAP measure, represents all premiums that are recognized as revenues during a fiscal period. The difference between written premium and earned premium is attributable to the change in unearned premium reserves. A reconciliation of written premium to earned premium for the three and six months ended June 30, 2008 and 2009 is set forth on page PC-2 of The Hartford’s Investor Financial Supplement for the second quarter of 2009.
Book value per share excluding accumulated other comprehensive income (“AOCI”) is calculated based upon a non-GAAP financial measure. It is calculated by dividing (a) stockholders’ equity excluding AOCI, net of tax, by (b) common shares outstanding.
The Hartford provides book value per share excluding AOCI to enable investors to analyze the amount of the company’s net worth that is primarily attributable to the company’s business operations. The Hartford believes book value per share excluding AOCI is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates. Book value per share is the most directly comparable GAAP measure. A reconciliation of book value per share to book value per share excluding AOCI as of June 30, 2008 and 2009 is set forth in the results by segment table.
Assets under management is an internal performance measure used by The Hartford because a significant portion of the company’s revenues are based upon asset values. These revenues increase or decrease with a rise or fall, correspondingly, in the level of assets under management. Assets under management is the sum of The Hartford’s total assets, mutual fund assets, and third-party assets managed by Hartford Investment Management Company.
The Hartford’s management evaluates profitability of the Personal Lines, Small Commercial, Middle Market and Specialty Commercial underwriting segments primarily on the basis of underwriting results. Underwriting results is a before-tax measure that represents earned premiums less incurred losses, loss adjustment expenses and underwriting expenses. Net income (loss) is the most directly comparable GAAP measure. Underwriting results are influenced significantly by earned premium growth and the adequacy of The Hartford’s pricing. Underwriting profitability over time is also greatly influenced by The Hartford’s underwriting discipline, which seeks to manage exposure to loss through favorable risk selection and diversification, its management of claims, its use of reinsurance and its ability to manage its expense ratio, which it accomplishes through economies of scale and its management of acquisition costs and other underwriting expenses. The Hartford believes that underwriting results provides investors with a valuable measure of before-tax profitability derived from underwriting activities, which are managed separately from the company’s investing activities. Underwriting results are presented for Ongoing Operations, Other Operations and total Property and Casualty in The Hartford’s Investor Financial Supplement. A reconciliation of underwriting results to net income (loss) for total Property and Casualty, Ongoing Operations and Other Operations is set forth on pages PC-2, PC-3 and PC-13 of The Hartford’s Investor Financial Supplement for the second quarter of 2009.
A catastrophe is a severe loss, resulting from natural or man-made events, including fire, earthquake, windstorm, explosion, terrorist attack and similar events. Each catastrophe has unique characteristics. Catastrophes are not predictable as to timing or loss amount in advance, and therefore their effects are not included in earnings or losses and loss adjustment expense reserves prior to occurrence. The Hartford believes that a discussion of the effect of catastrophes is meaningful for investors to understand the variability of periodic earnings.

Some of the statements in this release should be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These include statements about The Hartford’s future results of operations. The Hartford cautions investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially. Investors should consider the important risks and uncertainties that may cause actual results to differ. These important risks and uncertainties include, without limitation, uncertainties related to the depth and duration of the current recession and financial market conditions, which continue to pressure the Company’s capital position and adversely affect the Company’s business and results, the extent of the impact on the Company’s results and prospects of recent downgrades in the Company’s financial strength and credit ratings and the impact of any further downgrades on the Company’s business and results; the success of management’s initiatives to stabilize the Company’s ratings and mitigate and reduce risks associated with various business lines; the additional restrictions, oversight, costs and other potential consequences of the Company’s participation in the Capital Purchase Program under the Emergency Economic Stabilization Act of 2008; changes in financial and capital markets, including changes in interest rates, credit spreads, equity prices and foreign exchange rates; the inability to effectively mitigate the impact of equity market volatility on the company’s financial position and results of operations arising from obligations under annuity product guarantees; the amount of statutory capital that the company has, changes to the statutory reserves and/or risk based capital requirements, and the company’s ability to hold and protect sufficient statutory capital to maintain financial strength and credit ratings; the possibility of general economic and business conditions that are less favorable than anticipated; the potential for differing interpretations of the methodologies, estimations and assumptions that underlie the valuation of the company’s financial instruments that could result in changes to investment valuations; the subjective determinations that underlie the company’s evaluation of other-than-temporary impairments on available-for-sale securities; losses due to defaults by others; the availability of our commercial paper program; the potential for further acceleration of DAC amortization; the potential for further impairments of our goodwill; the difficulty in predicting the company’s potential exposure for asbestos and environmental claims; the possible occurrence of terrorist attacks; the response of reinsurance companies under reinsurance contracts and the availability, pricing and adequacy of reinsurance to protect the company against losses; the possibility of unfavorable loss development; the incidence and severity of catastrophes, both natural and man-made; stronger than anticipated competitive activity; unfavorable judicial or legislative developments; the potential effect of domestic and foreign regulatory developments, including those which could increase the company’s business costs and required capital levels; the company’s ability to distribute its products through distribution channels, both current and future; the uncertain effects of emerging claim and coverage issues; the ability of the company’s subsidiaries to pay dividends to the company; the company’s ability to adequately price its property and casualty policies; the ability to recover the company’s systems and information in the event of a disaster or other unanticipated event; potential for difficulties arising from outsourcing relationships; potential changes in federal or state tax laws, including changes impacting the availability of the separate account dividend received deduction; the company’s ability to protect its intellectual property and defend against claims of infringement; and other risks and uncertainties discussed in The Hartford’s Quarterly Reports on Form 10-Q, the 2008 Annual Report on Form 10-K and other filings The Hartford makes with the Securities and Exchange Commission. The Hartford assumes no obligation to update this release, which speaks as of the date issued.
- Financial tables to follow -

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
RESULTS BY SEGMENT
(in millions except per share data)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2008	2009	Change	2008	2009	Change
LIFE
Retail Products Group	$170	$192	13%	$93	$(552)	NM
Individual Life	30	16	(47%)	50	(2)	NM

Total Individual Markets Group	200	208	4%	143	(554)	NM
Retirement Plans	31	(40)	NM	26	(128)	NM
Group Benefits	62	14	(77%)	108	83	(23%)

Total Employer Markets Group	93	(26)	NM	134	(45)	NM
International	72	119	65%	80	(174)	NM
Institutional Solutions Group	(30)	(66)	(120%)	(150)	(240)	(60%)
Other	(1)	(59)	NM	(28)	(69)	(146%)

Total Life net income (loss)	334	176	(47%)	179	(1,082)	NM
Less: Net realized capital losses, after-tax and DAC [1]	(116)	(317)	(173%)	(664)	(194)	71%

Total Life core earnings (losses)	450	493	10%	843	(888)	NM

PROPERTY & CASUALTY
Ongoing Operations
Ongoing Operations Underwriting Results
Personal Lines	18	(10)	NM	123	65	(47%)
Small Commercial	69	74	7%	188	161	(14%)
Middle Market	3	56	NM	58	125	116%
Specialty Commercial	18	36	100%	57	59	4%

Total Ongoing Operations underwriting results	108	156	44%	426	410	(4%)
Net servicing income	8	7	(13%)	7	15	114%
Net investment income	334	239	(28%)	644	424	(34%)
Other expenses	(65)	(48)	26%	(122)	(98)	20%
Net realized capital losses	(53)	(80)	(51%)	(187)	(369)	(97%)
Income tax expense	(86)	(52)	40%	(210)	(49)	77%

Ongoing Operations net income	246	222	(10%)	558	333	(40%)

Other Operations
Other Operations net income (loss)	3	(49)	NM	17	(48)	NM

Total Property & Casualty net income	249	173	(31%)	575	285	(50%)
Less: Net realized capital losses, after-tax [1]	(34)	(39)	(15%)	(134)	(248)	(85%)

Total Property & Casualty core earnings	283	212	(25%)	709	533	(25%)

CORPORATE
Total Corporate net loss	(40)	(364)	NM	(66)	(427)	NM

CONSOLIDATED
Net income (loss)	543	(15)	NM	688	(1,224)	NM
Less: Net realized capital losses, after-tax and DAC [1]	(153)	(637)	NM	(800)	(671)	16%

Core earnings (losses)	$696	$622	(11%)	$1,488	$(553)	NM

PER SHARE DATA
Diluted earnings per share
Net income (loss)	$1.73	$(0.06)	NM	$2.19	$(3.80)	NM
Core earnings (losses)	$2.22	$1.90	(14%)	$4.73	$(1.72)	NM
Book value per share
Book value per share (including AOCI)	$55.51	$32.20	(42%)
Per share impact of AOCI	$(9.17)	$(20.24)	(121%)
Book value per share (excluding AOCI)	$64.68	$52.44	(19%)

[1]	Includes those net realized capital gains and losses not included in core earnings. See discussion of non-GAAP and other financial measures section of this release.

The Hartford defines increases or decreases greater than or equal to 200%, or changes from a net gain to a net loss position, or vice versa, as “NM” or not meaningful.

The Hartford
Third Quarter and Full Year 2009 Guidance
Full Year 2009 Core Earnings Per Diluted Share of $0.00 – $0.20

	2009 Written Premium	2009
Property and Casualty	Growth Compared to 2008	Combined Ratio*
Ongoing Operations	(6%) – (3%)	90.0% – 93.0%

Personal Lines	(1%) – 2%	89.5% – 92.5%
Auto	0.5% – 3.5%
Homeowners	(4.5%) – (1.5%)

Small Commercial	(6%) – (3%)	84.0% – 87.0%

Middle Market	(8.5%) – (5.5%)	93.5% – 96.5%

Specialty Commercial	(16.5%) – (13.5%)	98.5% – 101.5%

*	Excludes catastrophes and prior-year development.

Core Earnings
Life	Deposits	Net Flows	ROA[1]
U.S. Individual Annuity			Individual Annuity
Full Year 2009 — Variable Annuity	$2.25 – $2.75 Billion	($8.0) – ($7.0) Billion	30–34 bps
3Q09 — Variable Annuity	$0.50 – $0.75 Billion	($2.0) – ($1.5) Billion
Full Year 2009 — Fixed Annuity	$1.25 – $1.75 Billion	$0.25 – $0.75 Billion

Japan Annuity			Japan Operations
Full Year 2009 — Variable Annuity			28–36 bps

Retail Mutual Funds			Other Retail
Full Year 2009	$10.0 – $11.0 Billion	$1.0 – $2.0 Billion	4–6 bps
3Q09	$2.25 – $2.75 Billion	$0.25 – $0.75 Billion

Retirement Plans
Full Year 2009	$7.5 – $8.5 Billion	($1.0) – ($0.5) Billion	0–5 bps
3Q09	$1.5 – $2.0 Billion	($0.75) – ($0.25) Billion

Institutional Solutions Group
Full Year 2009			(8)–(2) bps

Group Benefits (Full Year 2009)
Fully Insured Premiums*	$4.3 – $4.4 Billion
Loss Ratio	72% – 75%
Expense Ratio	26% – 28%
After-tax Margin**	5.0% – 6.0%

* Guidance for fully insured premiums excludes buyout premiums and premium equivalents.

** Guidance on after-tax margin is core earnings divided by total core revenue, excluding buyout premiums.

Individual Life (Full Year 2009)
Inforce Growth	5% – 7%
After-tax Margin, excluding all DAC unlocks*	10% – 12%

*	Guidance on after-tax margin is core earnings divided by total core revenue.

[1]	ROA outlooks exclude impact of all DAC unlocks.